                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                        DATED AS OF NOVEMBER 20, 1997,

                                 BY AND AMONG

                                SK PARENT CORP.

                             SK ACQUISITION CORP.

                                      AND

                              SAFETY-KLEEN CORP.

                               TABLE OF CONTENTS
                               -----------------

                                                                          PAGE
                                                                          ----
ARTICLE I.   THE MERGER...................................................  1
     1.1.    The Merger...................................................  1
     1.2.    Closing......................................................  1
     1.3.    Effective Time...............................................  2
     1.4.    Effects Of The Merger........................................  2
     1.5.    Articles Of Incorporation; By-laws; Purposes.................  2
     1.6.    Directors....................................................  2
     1.7.    Officers.....................................................  2

ARTICLE II.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS.....................................  3
     2.1.    Conversion of Shares.........................................  3
     2.2.    Employee Stock Options.......................................  3
     2.3.    Surrender of Certificates....................................  4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  6
     3.1.    Organization and Qualifications..............................  7
     3.2.    Capitalization...............................................  7
     3.3.    Authority and Absence of Conflict............................  8
     3.4.    Reports......................................................  9
     3.5.    Absence of Certain Changes; Liabilities......................  9
     3.6.    Employee Benefit Plans....................................... 10
     3.7.    Litigation; Violation of Law................................. 12
     3.8.    Labor........................................................ 13
     3.9.    Taxes........................................................ 13
     3.10.   Environmental Matters........................................ 14
     3.11.   Brokers...................................................... 16
     3.12.   Title to Properties.......................................... 16
     3.13.   Information Supplied......................................... 16
     3.14.   Opinion Of Financial Advisor................................. 16
     3.15.   Board Recommendation......................................... 16
     3.16.   Required Company Vote........................................ 17
     3.17.   Rights Agreement............................................. 17

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND
             PURCHASER.................................................... 17
     4.1.    Organization and Qualification............................... 17
     4.2.    Capital Stock of Purchaser................................... 17
     4.3.    Authority and Absence of Conflict............................ 18
     4.4.    Brokers...................................................... 19

     4.5.     Interim Operations Of Parent and Purchaser................... 19
     4.6.     Proxy Statement.............................................. 19
     4.7.     Funds Available.............................................. 19
     4.8.     Ownership of Shares.......................................... 19
     4.9.     No Litigation................................................ 19
     4.10.    Ownership of Parent.......................................... 20

ARTICLE V.    COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR
              TO MERGER.................................................... 20
     5.1.     Conduct Of Business Of The Company........................... 20

ARTICLE VI.   ADDITIONAL AGREEMENTS........................................ 22
     6.1.     Preparation Of Proxy Statement; Shareholders Meeting......... 22
     6.2.     Access To Information; Confidentiality....................... 23
     6.3.     Filings; Commercially Reasonable Best Efforts................ 23
     6.4.     Public Announcements......................................... 24
     6.5.     Notification of Certain Matters.............................. 24
     6.6.     Employee Benefits............................................ 24
     6.7.     Indemnification And Insurance................................ 24
     6.8.     Solicitation................................................. 26
     6.9.     Capital Adequacy of Parent................................... 28

ARTICLE VII.  CONDITIONS PRECEDENT......................................... 28
     7.1.     Conditions To Each Party's Obligation To Effect The Merger... 28
     7.2.     Conditions To Obligations Of Parent.......................... 28
     7.3.     Conditions To Obligation Of The Company...................... 29

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER............................ 30
     8.1.     Termination.................................................. 30
     8.2.     Effect Of Termination........................................ 31

ARTICLE IX.   GENERAL PROVISIONS........................................... 31
     9.1.     Nonsurvival Of Representations And Warranties................ 31
     9.2.     Payment Of Expenses.......................................... 32
     9.3.     Notices...................................................... 32
     9.4.     Certain Definitions; Interpretation.......................... 33
     9.5.     Entire Agreement............................................. 33
     9.6.     Counterparts................................................. 34
     9.7.     Severability................................................. 34
     9.8.     Captions..................................................... 34
     9.9.     Amendment.................................................... 34
     9.10.    Waiver....................................................... 34
     9.11.    No Third-Party Beneficiaries; Assignability.................. 34
     9.12.    Best Knowledge............................................... 35

     9.13.  Governing Law.................................................. 35

SCHEDULES
     Company Disclosure Schedule
     Parent Disclosure Schedule

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 20, 1997, is by and among SK Parent Corp., a Delaware corporation ("Parent"), SK Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Safety-Kleen Corp., a Wisconsin corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Company, Parent and Purchaser have determined that the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each issued and outstanding share of common stock, par value $.10 per share, of the Company and the Rights (as defined in Section 3.2) (the "Shares") associated therewith (other than Shares owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 9.4) of the Company or by Parent) will be converted into the right to receive $27 per share in cash;

     WHEREAS, the Merger and this Agreement require the vote of at least 66-2/3% of the outstanding Shares for the approval thereof (the "Company Shareholder Approval");

     WHEREAS, Parent, as the sole stockholder of Purchaser, has voted all of its Shares by a consent of sole stockholder, dated November 19, 1997, in favor of the Merger;

     WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     1.1.  The Merger.  Upon the terms and subject to the conditions set forth
           ----------
in this Agreement, and in accordance with the provisions of the Wisconsin Business Corporation Law (the "WBCL"), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Upon the Effective Time, the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue, under the name "Safety-Kleen Corp.," to be governed by the laws of the State of Wisconsin.

     1.2.  Closing.  Unless this Agreement shall have been terminated and the
           -------
transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 7.1 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 7.2 and 7.3) (the

"Closing Date"), at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3.  Effective Time.  As soon as practicable following the satisfaction or
           --------------
waiver of the conditions set forth in Article VII, the parties shall file appropriate Articles of Merger (the "Articles of Merger") as provided in the WBCL and shall make such other filings, recordings or publications required under the WBCL in connection with the Merger. The Merger shall become effective upon the date on which the Articles of Merger have been received for filing by the Secretary of the State of Wisconsin, or such later date as is agreed upon by the parties and specified in the Articles of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time."

     1.4.  Effects Of The Merger.  The Merger shall have the effects set forth
           ---------------------
in Section 180.1106 of the WBCL.

     1.5.  Articles Of Incorporation; By-laws; Purposes.  (a) Subject to Section
           --------------------------------------------
6.7, at the Effective Time of the Merger, and without any further action on the part of the Company, Parent or Purchaser, the Restated Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended, subject to Section 6.7 of this Agreement, as provided therein and under the WBCL.

           (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Parent or Purchaser, the By-laws of Purchaser as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended, subject to Section 6.7 of this Agreement, as provided therein or by applicable law.

     1.6.  Directors.  The directors of Purchaser at the Effective Time shall be
           ---------
the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7.  Officers.  The officers of the Company at the Effective Time shall be
           --------
the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE II.

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     2.1.  Conversion of Shares.  At the Effective Time and by virtue of the
           --------------------
Merger, and without any action on the part of the holders thereof:

           (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Subsection 2.1(b) below) shall be converted into the right to receive $27 in cash (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.3.

           (b) Each Share held in the treasury of the Company, if any, and each Share owned by Parent, Purchaser or the Company, or by any direct or indirect subsidiary of any of them, shall be cancelled and retired without payment of any consideration therefor.

           (c) All shares of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into that number of validly issued, fully paid and non-assessable (except for certain statutory personal liability which may be imposed on shareholders under Section 180.0622(2)(b) of the WBCL) shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the aggregate number of shares of the Company issued and outstanding immediately prior to the Effective Time.

     2.2.  Employee Stock Options.  The Company shall (i) terminate its 1985
           ----------------------
Stock Option Plan, 1993 Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Outside Directors (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (ii) grant no additional options or similar rights under the Option Plans or otherwise on or after the date hereof. As used hereafter in this Section 2.3, "Options" shall include each stock option granted by the Company, whether pursuant to the Option Plans or otherwise.

     The Company shall use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel to the cancellation of his Options (irrespective of their exercise price), and upon obtaining such consent, shall cancel the options covered by such consent or, in the case of Options that the Company has the right to cancel, shall cancel such Options, such cancellation (whether or not consent is required therefor) to take effect immediately prior to the Effective Time. In consideration of each cancellation of Options, the Company shall agree to and shall pay to such holders, immediately prior to the Effective Time, in respect of each Option (whether or not then exercisable) so cancelled, an amount equal to the excess, if any, of the Merger Consideration over the exercise price thereof, multiplied by the number of Shares subject thereto, reduced by the amount of withholding or other taxes required by law to be withheld (or, in the case of options related to limited stock appreciation rights, the Change of Control Value as defined in the Option Plan under which such options were issued).

           2.3.  Surrender of Certificates.
                 -------------------------

                 (a) From and after the Effective Time, a bank or trust company to be designated by Parent, with the prior approval of the Company (the "Exchange Agent"), shall act as exchange agent in effecting the exchange, for the Merger Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.1. As of the Effective Time, Parent shall, on behalf of Purchaser, deposit with the Exchange Agent, for the benefit of the holders of Shares (excluding any Shares described in Section 2.1(b)), for the payment in accordance with this Article II, through the Exchange Agent, cash in an amount equal to the Merger Consideration multiplied by the number of outstanding Shares immediately prior to the Effective Time (excluding any Shares described in Section 2.1(b)) (such cash being hereinafter referred to as the "Payment Fund"). Parent shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the cash contemplated to be paid pursuant to Section 2.1(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Upon the surrender of each Certificate and the delivery by the Exchange Agent of the Merger Consideration in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Parent, Purchaser or the Company or any direct or indirect subsidiary of Parent, Purchaser or the Company) shall represent solely the right to receive the Merger Consideration applicable to the Shares represented by such Certificate multiplied by the number of Shares represented by such Certificate. No interest shall be paid or shall accrue on any amount payable on and after the Effective Time by reason of the Merger upon the surrender of any such Certificate. Upon the surrender and exchange of such an outstanding Certificate, the holder shall receive the Merger Consideration applicable to the Shares represented thereby, without any interest thereon. If the Merger Consideration is to be paid to a person other than the person in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that such Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (b) Promptly following the date of the first anniversary of the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration applicable to the Shares represented thereby, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

           (c) Promptly after the Effective Time, the Exchange Agent shall mail, to each record holder of Certificates that immediately prior to the Effective Time represented Shares, a form of letter of transmittal and instructions, approved by Parent, for use in surrendering such Certificates and receiving the Merger Consideration therefor.

           (d) At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company except for the right to surrender such Certificates in exchange for the Merger Consideration, and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares that were outstanding immediately prior to the Merger. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in Section 2.1 hereof.

           (e) The Exchange Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause
(ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hills Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective

Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.


                                 ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser that, except as specifically disclosed or reflected (including, in the case of financial statements, provided for) in the Company Disclosure Schedule delivered herewith to Parent and Purchaser, or in the Company's Form 10-K for the fiscal year ended December 28, 1996 ("Form 10-K") as filed with the Securities and Exchange Commission (the "Commission"), any subsequently filed Forms 10-Q and Forms 8-K, the annual report to shareholders for the fiscal year ended December 28, 1996 delivered to Parent (the "Annual Report"), and the proxy statement for the 1997 Annual Meeting (such Forms, the Annual Report and such proxy statement, including without limitation any financial statements and related notes or schedules included in such documents and all exhibits and schedules included or incorporated by reference therein, are herein collectively referred to as the "SEC Reports"):

     3.1.  Organization and Qualifications.  Each of the Company and its
           -------------------------------
Significant Subsidiaries (as defined in Section 9.4) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a Material Adverse Effect (as defined in Section 9.4). Each of the Company and its Significant Subsidiaries has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the charter and by-laws of each of the Company and its Significant Subsidiaries, and all amendments thereto as presently in effect, have been delivered to Parent, and such copies are complete and correct as of the date hereof.

     3.2.  Capitalization.  (a) The authorized capital stock of the Company
           --------------
consists of (i) 300,000,000 Shares of which, as of November 18, 1997, 58,520,180 Shares were issued and outstanding and (ii) 1,000,000 Shares of preferred stock, par value $.10 per share, of the Company (the "Preferred Stock"), none of which is issued and outstanding. As of November 18, 1997, (i) 5,271,343 Shares were reserved for issuance upon the exercise of outstanding options granted pursuant to the Option Plans, 119,269 Shares are reserved for issuance under the Employee Stock Purchase Plan and 220,000 Shares are reserved for issuance under the Company's 1988 Non-Qualified Stock Option Plan for outside directors and (ii) 64,330,792 Shares were reserved for issuance in connection with the Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 9, 1988, as amended by a First Amendment to Rights Agreement dated as of

August 10, 1990 and Second Amendment to Rights Agreement dated as of November 20, 1997 (as so amended, the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent. Except as set forth above, and except for warrants dated January 27, 1995 issued to H. Wayne Huizenga to purchase up to 200,000 Shares, there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the capital stock of the Company. All of the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof). The Company Disclosure Schedule lists each subsidiary of the Company and the ownership interest therein of the Company. All outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.

           (b) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its subsidiaries.

     3.3.  Authority and Absence of Conflict.
           ---------------------------------

           (a) The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company, and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

           (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will
(i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the charter or by-laws of the Company or any of its Significant Subsidiaries, (y) the charter or by-laws of any of its Subsidiaries that are not Significant Subsidiaries, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y),
(i)(z), and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which would not have a Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger.

           (c) Other than in connection with or in compliance with the provisions of the WBCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the federal, state and local environmental, health or safety laws or regulations, and to the best knowledge of the Company, certain state securities or "takeover" statutes, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings or obtain such authorizations, consents or approvals would not have a Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger.

     3.4.  Reports.  The Company has filed all forms, reports and documents
           -------
required under Section 13(a) under the Exchange Act with the Commission since December 31, 1995, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated balance sheet (including the related notes) included in the Form 10-K and in the Form 10-Q for the thirty-six weeks ended September 6, 1997 (the "Form 10-Q") fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in consolidated financial position of the Company and its consolidated subsidiaries for the fiscal period set forth therein. Each of the financial statements (including the related notes) included in the Form 10-K and in the Form 10-Q has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the quarterly financial statements do not contain all footnotes required by generally accepted accounting principles. The representations and warranties set forth in this Section

3.4 shall not apply to any noncompliance, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which either (i) were corrected in a subsequent form, report or document filed with the Commission prior to the date of this Agreement, or (ii) would not have a Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger. None of the Company's subsidiaries is required to file any forms, reports or other documents with the Commission.

     3.5.  Absence of Certain Changes; Liabilities.  Since December 28, 1996,
           ---------------------------------------
(i) the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course, (ii) there has not been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries that has had a Material Adverse Effect, (iii) neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) (the "Liabilities") except Liabilities that do not have a Material Adverse Effect, and (iv) neither the Company nor any of its subsidiaries has taken any of the actions contemplated by
Section 5 hereof.

     3.6.  Employee Benefit Plans.
           ----------------------

           (a) With respect to all employees and former employees of the Company, neither the Company nor any of its affiliates presently maintains, sponsors, contributes to, is required to contribute to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, employment, consulting, severance or termination pay, funded vacation pay, welfare or other employee compensation, benefit or fringe benefit plan, program, agreement, or arrangement, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Material Adverse Effect; or (ii) any plan, program, agreement, or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Material Adverse Effect. The Company Disclosure Schedule includes a list of all plans, programs, agreements, and arrangements set forth in clauses (i) and (ii) of the preceding sentence which are maintained, sponsored, contributed to or required to be contributed to by the Company or any of its affiliates (the "Employee Benefit Plans"). The term "affiliate" for purposes of this Section 3.6 means any organization that would be aggregated with the Company under Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

           (b) Each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code has been submitted to the Internal

Revenue Service (the "IRS") and received a determination letter which states that such Employee Benefit Plan is so qualified, and to the best of the Company's knowledge no event has occurred since the date of such letter which would (i) cause such Employee Benefit Plan not to be so qualified or (ii) cause any trust maintained under such Employee Benefit Plan not to be exempt from taxation under Section 501(a) of the Internal Revenue Code.

           (c) To the best knowledge of the Company, with respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither the Company nor any of its affiliates has failed to comply with any applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, except for such failures to comply which would not have, either individually or in the aggregate, a Material Adverse Effect, and there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or
Section 406 of ERISA the failure to correct which would have, either individually or in the aggregate, a Material Adverse Effect.

           (d) Neither the Company nor any affiliate maintains any Employee Benefit Plans subject to the minimum funding standards of ERISA and the Internal Revenue Code.

           (e) Neither the Company nor any of its affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

           (f) Neither the Company nor any of its affiliates has maintained an employee pension benefit plan subject to Title IV of ERISA.

           (g) There is no pending or, to the best knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan (other than routine claims for benefits), the adverse resolution of which would have, either individually or in the aggregate, a Material Adverse Effect.

           (h) With respect to any employee or former employee of the Company, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), neither the Company nor any of its affiliates presently sponsors, maintains, contributes to, is required to contribute to or has any liability under any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees or present or future terminated employees the existence of which or the failure to satisfy which would have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any subsidiary or affiliate of the Company maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Internal Revenue Code.

           (i) With respect to each of the Employee Benefit Plans, the Company has delivered or made reasonably available to Parent true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement; (iv) the most recent Summary Plan Description required under ERISA; (v) the most recent actuarial report, if required under ERISA and (vi) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan intended to qualify under
Section 401 of the Internal Revenue Code.

           (j) To the best of the Company's knowledge, each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code.

           (k) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of incurring any such liability (other than for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due)). Insofar as the representation made in this section 3.6(k) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Time.

           (l) The PBGC has not instituted proceedings to terminate any Employee Benefit Plan subject to Title IV of ERISA ("Title IV Plan") and to the best of the Company's knowledge no condition exists that presents a risk that such proceedings will be instituted.

           (m) With respect to the Title IV Plans, the present value of the accumulated benefit obligation under such plan, calculated based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then fair value of the assets of such plans in the aggregate as calculated pursuant to FAS 87.

           (n) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Employee Benefit Plan on or prior to the Effective Time have been (or will have been) timely made.

           (o) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle the current and former employees and current and former officers of the Company and any affiliates to severance pay, which, in the aggregate, will exceed $45,744,000 unless the Surviving

Corporation does not offer employment to an employee who is an eligible employee who is eligible for severance pay under the Safety-Kleen Corp. Severance Pay Plan in a position with total compensation that is within 15 percent of the employee's current total compensation and at a location that is within a 30 mile radius of the employee's current work location.

           (p) All actions will have been taken, or which have failed to be taken, with respect to the Employee Benefit Plans, would not, in the aggregate, have a Material Adverse Effect.

     3.7.  Litigation; Violation of Law.
           ----------------------------

           (a) There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries subject to any order, judgment, writ, injunction or decree, except in either case for matters which would not have a Material Adverse Effect or materially impair the ability of the Company to consummate the Merger, and as of the date of this Agreement there are no such matters involving a contingent liability, within the meaning of that term in Financial Accounting Standards Bulletin No. 5, of more than $20,000,000.

           (b) To the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations which do not have a Material Adverse Effect.

     3.8.  Labor. There is no material dispute, grievance, controversy, strike
           -----
or request for union representation pending, or, to the best knowledge of the Company, threatened, against either the Company or any of its Significant Subsidiaries.

     3.9.  Taxes. (a) The Company and each subsidiary of the Company have
           -----
timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time, except where the failure to do so would not have a Material Adverse Effect. All material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

           (b) The Company and each subsidiary of the Company have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time, except where the failure to pay or establish adequate reserves would not have a Material Adverse Effect.

          (c) No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any subsidiary of the Company, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal Income Tax Returns of the Company and each subsidiary of the Company consolidated in such Tax Returns are not currently being examined for years prior to the year ended December 31, 1992 and the statute of limitations has run for years prior to December 31, 1992.

          (d) There are no material Liens for Taxes upon the assets of the Company except (i) with respect to matters beings contested in good faith and
(ii) Liens for Taxes not yet due.

          (e) There are no material United States federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company.

          (f) The Company is not a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

          (g) The Company has not filed a consent pursuant to Section 341(f)(2) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Internal Revenue Code) owned by the Company.

          (h) The Company is a corporation within the meaning of (S)7701(a)(3) of the Internal Revenue Code.

          (i) For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Taxes" shall mean all United States Federal, state,
                   -----
           territorial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

              (i) "Tax Returns" shall mean all United States Federal, state,
                   -----------
           territorial, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

     3.10. Environmental Matters.  (a) Except for violations of the following
           ---------------------
clauses (i) through (vii) that would not have a Material Adverse Effect on the Company, to the best knowledge of the Company, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws and are currently in compliance with all such laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties currently or formerly owned or operated by the Company or any of its subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any court or governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including, without limitation, liability relating to sites not owned or operated by the Company or any of its subsidiaries, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings, pending or threatened, against the Company or any subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law, (v) all reports that are required to be filed by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law have been so filed, (vi) no Hazardous Substance has been disposed of, released or transported in violation of or under circumstances that could create liability under any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any subsidiaries,
(vii) neither the Company, any of its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, and (viii) the Company has provided Parent with each environmental audit, test or analysis performed within the last three years of any property currently or formerly owned or operated by the Company or any of its subsidiaries (x) sufficient to put the Parent on notice of any condition of environmental impairment which would give rise to a Material Adverse Effect and
(y) of which the Company has knowledge.

          (b) As used herein, "Environmental Law" means any United States
                               -----------------
Federal, territorial, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or
(ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date hereof. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste

Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the date hereof, and
(ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

            (c) As used herein, "Hazardous Substance" means any substance
                                 -------------------
presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated byphenyls.

     3.11.  Brokers.  No agent, broker, investment banker, financial advisor or
            -------
other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.12.  Title to Properties.  The Company and its subsidiaries have good,
            -------------------
valid and marketable title to the properties and assets listed on the most recent consolidated balance sheet included in the SEC Reports (the "Balance Sheet") as owned by it (other than properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties and assets are free and clear of any liens, except as described in the SEC Reports and the financial statements included therein or in the Company Disclosure Schedule and other than liens for current taxes not yet due and other liens, security interests, charges, encumbrances, easements, covenants, restrictions or title imperfections that do not have a Material Adverse Effect.

     3.13.  Information Supplied.  None of the information supplied or to be
            --------------------
supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)) will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent or Purchaser specifically for inclusion therein.

     3.14.  Opinion Of Financial Advisor.  The Company has received the opinion
            ----------------------------
of William Blair & Company L.L.C., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's shareholders (other than Parent or any affiliate thereof) is fair to such holders of Shares from a financial point of view.

     3.15.  Board Recommendation.  The Board of Directors of the Company, at a
            --------------------
meeting duly called and held, has duly and unanimously, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company and (ii) subject to the other provisions hereof, resolved to recommend that the holders of Shares approve this Agreement and the transactions contemplated herein, including the Merger.

     3.16.  Required Company Vote.  The Company Shareholder Approval, being the
            ---------------------
affirmative vote of at least 66-2/3% of the outstanding Shares, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby (assuming for purposes of this representation the accuracy of representations contained in Section 4.8).

     3.17.  Rights Agreement.  The Board of Directors of the Company has amended
            ----------------
the Rights Agreement prior to the execution of this Agreement so that neither the execution nor the delivery of this Agreement nor the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Parent or any of its affiliates to be an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement).


                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser each represent and warrant, jointly and severally, to the Company that, except as disclosed or reflected in the Parent Disclosure Schedule delivered herein to the Company:

     4.1.   Organization and Qualification.  Each of Parent and Purchaser is a
            ------------------------------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a material adverse effect on the financial condition or business of Parent and its subsidiaries, taken as a whole. Each of Parent and Purchaser has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the respective charter documents and by-laws of Parent and Purchaser have heretofore been delivered to the Company, and such copies are complete and correct as of the date hereof.

     4.2. Capital Stock of Parent and Purchaser.  As of the date hereof, and at
          -------------------------------------
all times thereafter up to and including the Effective Time, all of the outstanding shares of common stock, par value $.01 per share, of Purchaser shall be duly authorized, validly issued, fully paid, non-assessable and owned directly by Parent, free and clear of all liens, claims and encumbrances and subject to compliance with the HSR Act, all of the outstanding shares of common stock of Parent shall be duly authorized, validly issued, fully paid and non-assessable and owned equally by Philip Services Corp.; Blackstone Capital Partners III Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners III L.C. (collectively, "Blackstone"); and Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners, L.P. and one or more other investment funds under common management (collectively, "Apollo")

     4.3. Authority and Absence of Conflict.
          ---------------------------------

          (a) Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Purchaser, and by Parent as sole shareholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (b) Neither the execution and delivery of this Agreement by Parent or Purchaser, or Philip Services Corp. nor the consummation by them of the transactions contemplated hereby, nor compliance by Parent or Purchaser with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Purchaser or any other direct or indirect subsidiary or affiliate of Parent under any of the terms, conditions or provisions of (x) the charter documents or by-laws of Parent or Purchaser or any other direct or indirect subsidiary or affiliate of Parent or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser or any other direct or indirect subsidiary of Parent is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any other direct or indirect subsidiary or affiliate of Parent or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, would not have a material adverse effect upon the business or financial condition of Parent and Purchaser taken as a whole or of any affiliate of Parent or Purchaser or prevent or delay in any material respect the consummation of the Merger.

           (c) Other than in connection with or in compliance with the provisions of the WBCL the HSR Act (with respect to the formation of Parent), the HSR Act (with respect to the transactions contemplated hereby, if applicable), the Exchange Act, certain state securities or "takeover" statutes and the environmental, health or safety laws or regulations of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, have a material adverse effect upon the business or financial condition of Parent and Purchaser taken as a whole or prevent or delay in any material respect the consummation of the Merger.

     4.4.  Brokers.  No agent, broker, investment banker, financial advisor or
           -------
other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

     4.5.  Interim Operations Of Parent and Purchaser.  Each of Parent and
           ------------------------------------------
Purchaser was formed on November 18, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.6.  Proxy Statement.  None of the information supplied in writing by
           ---------------
Parent or Purchaser specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7.  Funds Available.  Parent has received equity and debt commitment
           ---------------
letters ("Commitment Letters") in an aggregate amount sufficient to fund the Merger and the transactions contemplated thereby and has delivered copies of such letters to the Company.

     4.8.  Ownership of Shares.  Neither Parent nor Purchaser is a "significant
           -------------------
shareholder," as defined in Section 180.1130 of the WBCL, of the Company and neither Parent nor Purchaser is an affiliate, as defined in Section 180.0103 of the WBCL, of a significant shareholder of the Company.

     4.9.  No Litigation.  There are no claims, actions, suits or proceedings or
           -------------
investigations pending or, to the best knowledge of Parent, threatened against Parent, Purchaser or any of their respective affiliates, nor is Parent, Purchaser or any of their respective affiliates subject to any order, judgment, writ, injunction or decree, in either case which would materially impair the ability of Parent or Purchaser to consummate the Merger.


                                  ARTICLE V.

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     5.1.  Conduct Of Business Of The Company.  Except as otherwise contemplated
           ----------------------------------
hereby or as set forth in the Disclosure Schedule, the Company covenants and agrees that, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), prior to the Effective Time:

     (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary and usual course of business, and the Company shall use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships.

     (b) Neither the Company nor any of its subsidiaries shall directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of the Company or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except as contemplated by the Rights Agreement and except for (x) cash dividends to shareholders of the Company declared in the ordinary course of business and consistent with past practice and (y) dividends by wholly-owned subsidiaries of the Company); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company;
(v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company; or
(vi) authorize
or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (c) Neither the Company nor any of its subsidiaries shall, directly or indirectly, (i) except for Shares (and the associated Rights) issuable upon exercise of options outstanding under the Option Plans on the date hereof, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to the Company or a wholly-owned subsidiary of the Company); (iii) except in the ordinary course of business, and other than indebtedness to or guarantees for the benefit of the Company or any affiliate of the Company and (B) borrowings to fund payments contemplated in Section 2.2 hereof, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of the Company (other than the incurrence of indebtedness otherwise permitted in this Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business; or
(viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

     (d) Subject to Section 2.2, neither the Company nor any of its subsidiaries shall (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries, taken as a whole, or as may be required pursuant to any agreements in effect at the date hereof) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, except in the ordinary course of business, consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement.

     (e) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall make any tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign income tax liability.

     (f) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated without notice to Parent.

     (g) Neither the Company nor any of its subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof untrue or incorrect so as to result in a Material Adverse Effect.


                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1.  Preparation Of Proxy Statement; Shareholders Meeting.  (a)  Promptly
           ----------------------------------------------------
following the date of this Agreement, the Company shall prepare a proxy statement relating to the Shareholders Meeting (the "Proxy Statement"), and the Company shall prepare and file with the Commission the Proxy Statement. Parent will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent or Purchaser and their affiliates as may be required to be disclosed therein. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement shall, at the date it is first mailed to the Company's shareholders and on the date of the Shareholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Parent each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

     (b) The Company will as promptly as practicable notify Parent of (i) the receipt of any comments from the Commission and (ii) any request by the Commission for any amendment to the Proxy Statement or for additional information. All filings by the Company with the Commission, including the Proxy Statement and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed). Parent will furnish to the Company the information relating to it and its affiliates, including Purchaser, required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

     (c)  The Company will:   (i) as promptly as practicable following the date
of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated hereby to the extent required by the WBCL and the Company's Restated Articles of Incorporation; (ii) through its Board of Directors, and subject to the other provisions hereof, recommend to its shareholders approval of the foregoing matters; and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders; provided, however, that, subject to Section 6.8(b), the Company may fail to make or withdraw or modify such recommendation and shall not be obligated to use its reasonable best efforts or take any action pursuant to this Section 6.1 if the Company shall have concluded in good faith, based on advice from outside legal counsel to the Company, that such actions would be in breach of the Company's Board and Directors' fiduciary duties under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.14, shall be included in the Proxy Statement.

     6.2.  Access To Information; Confidentiality.  (a) From and after the date
           --------------------------------------
of this Agreement and until the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to Parent, and to the officers, employees and agents of Parent, complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Company and its subsidiaries, and shall furnish Parent and its respective officers, employees and agents, all financial, operating and other data and information as Parent may reasonably request.

     (b) Parent hereby confirms to the Company that the confidentiality agreement dated as of August 28, 1997 by and between Philip Services Corp.
                      ---------
("Philip") and the Company ("the Confidentiality Agreement") is in full force and effect. Parent hereby agrees to be bound by and to comply with the Confidentiality Agreement to the same extent as Philip is bound thereby, and agrees that it will cause Purchaser and the affiliates of Parent and Purchaser to be bound by and to comply with that Agreement to the same extent that Philip is bound thereby, and Parent shall cause Parent's, Purchaser's and such affiliates' officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants, financial advisers and lenders and their respective counsel to comply therewith as though they were parties thereto.

     6.3.  Filings; Commercially Reasonable Best Efforts.  (a) Subject to the
           ---------------------------------------------
terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement, including but not limited to (i) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the transactions contemplated thereby, (ii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations and (iii) doing all things necessary, proper or advisable to remove any injunctions or other impediments or delays, legal or otherwise, to the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company will not be required to commit to a divestiture transaction that is to be consummated prior to the Effective Time.

     (b) Notwithstanding the foregoing, none of Parent, Purchaser or the Company shall be obligated to use its commercially reasonable best efforts or take any action pursuant to this Section 6.3 if it determines in good faith, based on the advice of outside legal counsel, that such actions would be in breach of its Board of Directors' fiduciary duties under applicable law.

     6.4.  Public Announcements.  Parent, Purchaser and the Company shall
           --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

     6.5.  Notification of Certain Matters.  The Company, Parent and Purchaser
           -------------------------------
each agree to give prompt notice (a "Default Notice") to each other at any time from the date hereof to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in this Agreement so as to result in a Material Adverse Effect or in a material adverse effect upon Parent or any of its affiliates. If any party receiving a Default Notice shall not object thereto within 5 business days after receiving such Default Notice, then such party shall be deemed to have waived all rights accruing to it as a result of such breach. A party shall object to a Default Notice by giving timely notice of such party's objection thereto as provided herein to the party giving such Default Notice. For purposes of this Section 6.5, an "actual knowledge" of a party to this Agreement shall mean the best actual knowledge of its chairman of the board, president and chief financial officer.

     6.6.  Employee Benefits, etc.  (a) For a period of two years following the
           ----------------------
Effective Time, Parent intends to cause the Surviving Corporation to, and upon being so caused, the Surviving Corporation shall, provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the Employee Benefit Plans. All service credited to each employee by the Company through the Effective Time shall be recognized by Parent or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Parent or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.

     (b) Notwithstanding anything in this Agreement to the contrary, Parent shall cause the Surviving Corporation to honor (without modification) and assume the written employment agreements, severance agreements and other agreements listed on the Disclosure Schedule, all as in effect on the date of this Agreement.

     (c) Parent shall cause the Surviving Corporation not to, and the Surviving Corporation shall not, terminate or adversely amend in any manner which adversely affects the benefits that participants in such Plans are entitled to thereunder with respect to any periods prior to and including the Effective Time.

     (d) Parent intends to cause the Surviving Corporation to continue to maintain its principal offices in Elgin, Illinois and to maintain its charitable commitments and community involvement.

     6.7.  Indemnification And Insurance.  (a) The Articles of Incorporation and
           -----------------------------
by-laws of the Company (and the Surviving Corporation after the Effective Time) shall contain the provisions with respect to indemnification set forth in the Restated Articles of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who at any time prior to the Effective Time was an employee, agent, director or officer of the Company or any of the Company's subsidiaries, together with each such person's heirs, representatives, successors and assigns (individually, an "Indemnified Party" and collectively the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Agreement). Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, maintain in effect for not less than 6 years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date hereof (provided that the Company may substitute therefor policies having at least substantially the same coverage and containing terms and conditions which are no less advantageous in any material respect to the persons currently covered by such policies as insureds) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for
                --------  -------
such insurance at any time during such period shall exceed 300% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate. The Company represents to Parent that such per annum rate of premium currently paid by the Company and its subsidiaries is approximately $400,000. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time , then to the extent permitted by law, Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.7

     (b) The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation.

     (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section
6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

     6.8.      Solicitation.  (a) The Company (and its subsidiaries and
               ------------
affiliates) will not, and the Company (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Parent and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of this Agreement), or other similar transaction involving the Company or any subsidiary or division of the Company, or the sale of any equity interest in the Company or any subsidiary, or (ii) any sale by the Company or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of the Company's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in this Section 6.8 shall prohibit the
--------  -------
Company or its Board of Directors from (i) subject to the provisions of Section 6.4, issuing a press release or otherwise publicly disclosing the terms of this Agreement, including, without limitation, this Section 6.8; (ii) proceeding with the transactions contemplated by this Agreement; (iii) communicating to the Company's shareholders a position as contemplated by Rule 14e-2 promulgated under the

Exchange Act; (iv) making any disclosure to the Company's shareholders which, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors) or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; and, provided, further, that the Board of
                                          --------  -------
Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company, its directors, officers, employees, representatives or agents to furnish information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not solicited by the Company or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of this Section 6.8, if (x) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Board of Directors of the Company, only after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company will immediately notify Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction unless the Board of Directors of the Company determines, based on the advice of outside legal counsel to the Company, that giving such notice would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's shareholders under applicable law. The Company agrees not to release any person or entity from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person or entity, unless the Company's Board of Directors shall conclude in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby. The Company shall, and shall cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any subsidiary of the Company or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, the Company or any subsidiary with parties conducted heretofore with respect to any of the foregoing.

     (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the

Board of Directors of the Company or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter
                                      --------
into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than noon (New York time) two business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's shareholders from a financial point of view as the Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Amount (as defined in Section 9.2) subject to the provisions of Section 9.2.


                                 ARTICLE VII.

                             CONDITIONS PRECEDENT

     7.1.      Conditions To Each Party's Obligation To Effect The Merger.  The
               ----------------------------------------------------------
respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a)  Company Shareholder Approval.  The Company Shareholder Approval shall
          ----------------------------
have been obtained.

     (b)  Antitrust.  The waiting periods (and any extensions thereof)
          ----------
applicable to the formation of Parent under the HSR Act shall have been terminated or shall have expired and, if applicable, the waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings required under the Competition Act (Canada) and any other applicable foreign law shall have been obtained or made, as applicable.

     (c)  Statutes.  No statute, rule, order, decree or regulation shall have
          --------
been enacted or promulgated by any domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger.

     (d)  Violation of Law.  Consummation of the Merger shall not result in
          ----------------
violation of any applicable United States federal or state law providing for criminal penalties.

     (e)  Litigation.  No preliminary or permanent injunction or other order
          ----------
issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction or order vacated.

     7.2.      Conditions To Obligations Of Parent.  The obligations of Parent
               -----------------------------------
to effect the Merger are further subject to the following conditions:

     (a)  Representations And Warranties.  The representations and warranties of
          ------------------------------
the Company set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Material Adverse Effect; provided that, notwithstanding any other term or provision hereof, the entering into or modification or amendment of any contract or agreement, in form and substance mutually agreeable to the parties hereto, in contemplation of the completion of the Merger (including, without limitation, employment agreements (and the options granted pursuant thereto), any option plan, any corporation services agreement and any indemnity agreements) shall not be deemed to cause any breach of, or inaccuracy in, any of the representations and warranties or covenants of the Company contained in this Agreement.

     (b)  Performance Of Obligations Of The Company.  The Company shall have
          -----------------------------------------
performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had a Material Adverse Effect), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect, to their best knowledge.

     (c)       No Litigation.  There shall not be instituted or pending any
               -------------
suit, action or proceeding (having a substantial likelihood of success) against Parent, Purchaser, the Company or any subsidiary of the Company (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of the respective subsidiaries or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, the shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation,
(iv) seeking to prohibit or impose material limitations on the ability of Parent to effectively control in any material respect the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect.

     (d)       Statutes.  There shall not be any statute, rule, regulation,
               --------
judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental entity, to the Merger, or any other action shall be taken by any governmental entity, other than the application or the Merger of applicable waiting periods under HSR Act and the Canadian Competition Act or any other applicable foreign law, that is substantially likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of
Section 7.2(c) above.

     (e)       Funding.  Parent shall have received sufficient funds pursuant to
               -------
the Commitment Letters to consummate the Merger and the transactions contemplated thereby, provided that such failure to receive funds shall not have resulted from the failure of Parent to use its reasonable commercial efforts to consummate the transactions contemplated by the Commitment Letters.

     7.3.      Conditions To Obligation Of The Company.  The obligation of the
               ---------------------------------------
Company to effect the Merger is further subject to the following conditions:

               (a)  Representations And Warranties.  The representations and
                    ------------------------------
warranties of Parent and Purchaser set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not reasonably be expected to individually or in the aggregate have a material adverse effect on the financial condition or business of Parent or adversely affect the ability of Parent to consummate the Merger.

               (b)  Performance Of Obligations Of Parent.  Parent shall have
                    ------------------------------------
performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had, either individually or in the aggregate, a material adverse effect on the financial condition or business of Parent or adversely affect the ability of Parent to consummate the Merger).

               (c)  Solvency Opinion.  The Company shall have received an
                    ----------------
opinion or certificate of a reputable expert firm confirming the solvency of the Company after the

Merger and related financings addressed to or for the benefit of the Board of Directors of the Company so that the Board of Directors of the Company is entitled to rely thereon.


                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     8.1.      Termination.  This Agreement may be terminated and abandoned at
               -----------
any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the
Company:

               (a)  by mutual written consent of Parent and the Company; or

               (b) by either Parent or the Company if any governmental body or regulatory authority of the United States of America shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached its obligations under Section 6.3; or

               (c) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 1998 (other than due to the failure of the party seeking to terminate this Agreement) to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

               (d) by either Parent or the Company if at the duly held meeting of the shareholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders at least of 66-2/3% of the outstanding Shares shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

               (e) by the Board of Directors of Parent, (i) if the Company shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in this Agreement to be complied with or performed by the Company at or prior to consummation of the Merger and such breach or failure shall have resulted in a Material Adverse Effect, or (ii) the Company shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of the Company, shall have accepted such a proposal or (iii) the Board of Directors of the Company shall have failed to recommend to the Company Shareholders that they give the Company Shareholder Approval or shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation with respect to the Merger, or

               (f) by the Board of Directors of the Company, if (i) Parent or Purchaser shall have breached in any material respect any of its representations and warranties or failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Purchaser, or (ii) if the Company enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that the Company shall have complied with the provisions of Section 6.8(a) and (b) hereof (including the payment of the Termination Amount) or (iii) the condition set forth in Section 7.2(e) cannot be satisfied.

     8.2.      Effect Of Termination.  In the event of termination of this
               ---------------------
Agreement by either the Company or Parent as provided in Section 8.1, no party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to this Agreement, except as provided in this
Section 8.1 and Sections 6.2(b), 9.1 and 9.2 of this Agreement, and except that nothing herein will relieve any party from liability for its wilful breach of this Agreement.


                                  ARTICLE IX.

                              GENERAL PROVISIONS

     9.1.      Nonsurvival Of Representations And Warranties.  The
               ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger. This Section 9.1 have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time. The Confidentiality Agreement shall survive the termination of this Agreement and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     9.2.      Payment Of Certain Fees and Expenses.  (a) All costs and expenses
               ------------------------------------
incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

               (b) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(e)(ii) or (iii) or 8.1(f)(ii) hereof, or prior to the termination of the Agreement, any person other than Parent, Purchaser or an affiliate thereof acquires in excess of 20% of the issued and outstanding Shares, then the Company shall pay to Parent (i) concurrently with such termination, an amount equal to U.S. $50 million (the "Termination Fee"), plus (ii) promptly, but in no event later than two days after being furnished documentation in respect thereto by Parent ("Documentation"), Parent's or its affiliates' out-of-pocket fees and expenses (including legal, investment banking, financing commitment fees, and commercial banking fees and expenses) actually incurred in connection with the Merger, due diligence investigation, the negotiation and execution of this Agreement and the transactions contemplated hereby up to a maximum amount of $25 million (the "Termination Expenses", and together with the Termination Fee, the "Termination Amount"). In addition, if this Agreement is terminated pursuant to Section 8.1(d) and at the time of such termination, Parent is not in material breach of this Agreement, then the Company shall pay to Parent, promptly but in no event later than two days after being furnished Documentation by Parent, the Termination Expenses, and, if the Company shall thereafter, within nine months after such termination, enters into an agreement with respect to an Acquisition Proposal or a third party acquires more than 50% of the Company's outstanding shares or more than 50% of the Company's assets, then the Company shall pay the Termination Fee to Parent concurrently with entering into such agreement. Any payments required to be made pursuant to this Section shall be made by wire transfer of same day funds to an account designated by Parent. Notwithstanding anything to the contrary herein, in no event shall there be more than one payment each of the Termination Fee and Termination Expenses, provided that Termination Expenses may be paid from time to time upon submission of Documentation.

     9.3.      Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

               (a)  If to Parent or Purchaser:

                     Philip Services Corp.
                     100 King Street West
                     P.O. Box 2440, LCD #1
                     Hamilton, Ontario
                     L8N 4J6

                     Attention:  Allen Fracassi
                     Telecopy No. (905) 521-9160

                     Apollo Management, L.P.
                     1999 Avenue of the Stars
                     Suite 1900
                     Los Angeles, California  90067

                     Attention:  David B. Kaplan
                     Telecopy No.  (310) 201-4198

                     The Blackstone Group
                     345 Park Avenue
                     New York, New York  10154

                     Attention:  Howard A. Lipson
                     Telecopy No. (212) 754-8703

                     With a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     919 Third Avenue
                     New York, New York 10022

                     Attention:  Jeffrey Tindel
                     Telecopy:  (212) 735-2000
                     With a copy to:

                     Sullivan & Cromwell
                     444 South Flower Street
                     Los Angeles, California  90071

                     Attention:  Alison Ressler
                     Telecopy No.:  (213) 683-0457

                  If to the Company:

                     Safety-Kleen Corp.
                     One Brinckman Way
                     Elgin, Illinois  60123
                     Attention:  Chairman
                     Telecopy No.:  (847) 468-8561

                     with a copy to:

                     Sonnenschein Nath & Rosenthal
                     8000 Sears Tower
                     Chicago, Illinois  60606
                     Attention:  Donald G. Lubin
                     Telecopy No.:  (312) 876-7934

     9.4.      Certain Definitions; Interpretation.  When a reference is made in
               -----------------------------------
this Agreement to subsidiaries of Parent, Purchaser or the Company, the word "subsidiaries" means any corporation 50 percent or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50 percent or more of whose total equity interest, is directly or indirectly owned by Parent, Purchaser or the Company, as the case may be. The words "Significant Subsidiaries" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the Commission. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 under the Exchange Act. (Without limiting the generality of the foregoing, Philip, Blackstone, Apollo shall be deemed to be affiliates of Parent and Purchaser.) As used in this Agreement, "Material Adverse Effect" means any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of the Company and its subsidiaries, taken as a whole, or that would prevent or materially delay the Company from performing its obligations under this Agreement. Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such performance and a guarantee of the performance thereof.

     9.5.      Entire Agreement.  This Agreement (including the Disclosure
               ----------------
Schedule and the exhibits hereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all written or oral negotiations, representations, warranties, commitments, offers, bids, bid solicitations, and other understandings prior to the date hereof, except to the extent expressly confirmed or provided herein.

     9.6.      Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.7.      Severability.  If any provision hereof shall be held invalid or
               ------------
unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

     9.8.      Captions.  The captions of the various Articles and Sections of
               --------
this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

     9.9.      Amendment.  Subject to the applicable provisions of the WBCL,
               ---------
this Agreement may be amended by the parties hereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.10.     Waiver.  Subject to the applicable provisions of the WBCL, at any
               ------
time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (b) subject to the proviso of Section 9.9, waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in Section
6.5 hereof, at any time prior to consummation of the Merger any party hereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

     9.11.     No Third-Party Beneficiaries; Assignability.  Except for Sections
               -------------------------------------------
2.2, 2.3, 6.6 and 6.7 (which are intended for the benefit of, and may be enforced by, the persons or entities specified therein), this Agreement is not intended to confer or impose upon any person not a party hereto any rights, remedies, obligations or liabilities hereunder. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.12.     Best Knowledge.  When used with respect to the Company in this
               --------------
Agreement, the term "best knowledge" shall mean to the best actual knowledge of any of the Company's Chairman of the Board, President and chief financial officer.

     9.13.     Governing Law.  (a) The validity, interpretation and effect of
               -------------
this Agreement shall be governed exclusively by the laws of the State of Wisconsin, without giving effect to the principles of conflict of laws thereof.

     (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Illinois.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.


                                        SAFETY-KLEEN CORP.


                                        By: /s/ Donald W. Brinckman
                                            ---------------------------
                                        Title: Chairman and Chief
                                                  Executive Officer

                                        SK PARENT CORP.


                                        By: /s/ Colin Soule
                                            ---------------------------
                                        Title:  President



                                        SK ACQUISITION CORP.


                                        By: /s/ Colin Soule
                                            ---------------------------
                                        Title:  President